Exhibit 10.2

CERTIFICATE OF AMENDMENT TO

ANTHERA PHARMACEUTICALS, INC.

2010 STOCK OPTION AND INCENTIVE PLAN

Pursuant to Section 15(b) of Anthera Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan (the “Plan”), the Plan is hereby amended as follows:

Section 15(b) is hereby replaced in its entirety with the following:

(b)     Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the Company’s tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award of Restricted Stock Units a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Plan.

The effective date of this Amendment No. 1 shall be June 10, 2011.

Except as expressly amended hereby, the Plan remains in full force and effect in accordance with its terms.

Adopted by the Board of Directors of Anthera Pharmaceuticals, Inc.:  June 10, 2011

By:	/s/ Bradley A. Bugdanowitz
Bradley A. Bugdanowitz
Secretary